Exhibit 99.1


WEST PHARMACEUTICAL SERVICES PROVIDES UPDATE ON ASSESSMENT OF MANUFACTURING CAPABILITIES

LIONVILLE, PA, FEBRUARY 11, 2003-- West Pharmaceutical Services, Inc. (NYSE:
WST) today provides an update on recovery and manufacturing plans in reference to the explosion that occurred on January 29 at its plant in Kinston, North Carolina. The severely damaged building houses the Automated Compounding System
(ACS), where bulk raw materials are compounded into rubber formulations for molding into medical device components, as well as a molding and finishing area, where finished components are produced. In addition to supplying stock for the Kinston molding operation, the ACS compounded rubber materials for distribution to other West manufacturing locations.

Recovery efforts at the site are well underway. Substantially all of the finished goods from the molding facility have been removed and are being shipped to customers subject to quality assurance approval. The majority of the molding tools has been recovered and, based on a preliminary assessment, appears to be in useable condition. The tooling has been shipped to other West facilities in Florida, Nebraska, Singapore and the U.K., where it will be put into service, subject to cleaning and further evaluation to determine suitability for production. This process should be completed within the next two to four weeks.

To accommodate the loss of the ACS facility, some rubber compounding production will move to West's St. Petersburg, Florida and Kearney, Nebraska operations, with other capacity shifting to Singapore and European operations to support mold tooling moved to those venues. In addition, previously approved U.S. suppliers will be re-qualified for support as needed.

"The responsiveness of our recovery and logistics teams has produced an initial assessment of our recoverable assets and a better understanding of our near-term customer needs," said Donald E. Morel, Jr, Ph.D., Chief Executive Officer and President of West. "This information will allow us to prioritize our production schedules as appropriate to assure continuity of supply to our customers. At this point, we believe that a substantial portion of the Kinston compounding and molding production can be incorporated into our other manufacturing facilities by late April or early May.

"We hope to be able to rebuild in Kinston and we are accelerating our efforts to resume production there," added Dr. Morel.

West is increasing production at its other facilities around the world to offset the loss of production at the Kinston plant. West is also in the process of relocating some of the many skilled employees from Kinston to other West U.S. facilities on a temporary basis. Transfers will begin next week as employees' skills and interests are matched with current and anticipated manufacturing needs.

"I'm proud of the effort and dedication shown by our employees in response to the challenges presented by the Kinston situation," said Dr. Morel, "and we continue to be heartened by the support shown our company and employees worldwide, by our customers, shareholders and the Kinston community."


ABOUT WEST PHARMACEUTICAL SERVICES

West Pharmaceutical Services, Inc. (NYSE: WST) is a global drug delivery technology company that applies proprietary materials science, formulation research and manufacturing innovation to advance the quality, therapeutic value, development speed and rapid market availability of pharmaceuticals, biologics, vaccines and consumer healthcare products. West is the world's premiere provider


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of standard-setting systems and device components for parenterally administered medicines and an emerging leader in the development of advanced formulation technologies for the transmucosal delivery of drugs. Internationally headquartered in Lionville, Pennsylvania, West supports its partners and customers from 50 locations throughout North America, South America, Europe, Mexico, Japan, Asia and the Pacific and Australia. For more information visit West at www.westpharma.com.


Certain statements contained in this Press Release that are not historical are "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words "estimate," "expect," "intend," "believe" and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties. The Company's actual results may differ materially from those expressed in any forward looking statement and are dependent on a number of factors including, but not limited to: sales demand, timing of customers' projects; successful development of proprietary drug delivery technologies and systems; regulatory, licensee and/or market acceptance of products based on those technologies; competitive pressures; the strength or weakness of the U.S. dollar; inflation; the cost of raw materials; the availability of credit facilities; the timely replacement of fire-damaged production capacity at the Company's Kinston, N.C. facility, any related loss of sales and insurance recoveries for property losses and/or liability to third parties resulting from that event; and, statutory tax rates.